                                                                  EXIHIBIT 10.50


                           MORI(TM) SOURCE TECHNOLOGY
                                LICENSE AGREEMENT


        This LICENSE AGREEMENT ("Agreement") is made and entered into as of March 18, 1998 (the "Effective Date") by and between Lam Research Corporation, a Delaware corporation ("Lam") and Trikon Technologies, Inc., a California corporation formerly known as "Plasma & Materials Technologies, Inc." ("Trikon"), with respect to the following facts:

        A. Trikon represents and warrants to Lam that its rights in and to the Licensed Technology and the Trademarks (as defined below) are as set forth in this Agreement; and

        B. Trikon desires to grant to Lam, and Lam desires to acquire from Trikon, subject to the terms and conditions of this Agreement, a license to manufacture, use and sell Lam Licensed Products (as defined below), and to otherwise develop and use the Licensed Technology and to use the Trademarks.

        THE PARTIES AGREE AS FOLLOWS:

        1.     CERTAIN DEFINITIONS

               As used in this Agreement:

               1.1 "Affiliate" means with respect to any person: any company, partnership, entity or other person that directly controls or is controlled by, or is under common control with, the specified person; and "Affiliated Entity" means any Affiliate other than an individual. A person shall be regarded as in control of another person if it owns or controls at least fifty percent (50%) of the shares of the subject person entitled to vote in the election of directors or if it has the contractual power to designate fifty percent (50%) or more of the directors of a corporation (or, in the case of an entity that is not a corporation, for the election or designation of the corresponding managing authority.

               1.2 "Lam Licensed Products" means products and software made by or for Lam or any of its Affiliated Entities that in whole or in part incorporate, use or are made using the Licensed Technology.

               1.3 "Copyright(s)" means all copyright, unregistered design rights, semiconductor topography and mask work interests, including, without limitation, all rights of authorship, use, publication, reproduction, performance, transformation, moral rights and ownership of copyrightable works, designs (other than registered designs), semiconductor topography works and mask works, and any other copyright interest accruing under any copyright law or convention throughout the world including the right to register or renew any copyright interest.

               1.4    "Improvements" [                                   ].

               1.5 "Licensed Technology" means: all (a) Patent Rights, (b) Technical Information, (c) Improvements, (d) Copyrights, and (e) the 300 mm Alpha Process Module in each case relating to Plasma Sources, including without limitation, Trikon's entire right, title and interest in the foregoing, and all hardware, software and processes, conceived, developed, reduced to practice, discovered, owned, licensed and/or acquired by Trikon or any of its Affiliates or agents prior to or as of the Effective Date.

               1.6 "Patents" means any and all issued patents, reissue or reexamination patents, patents of importation, revivals of patents, revalidation patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name.

               1.7 "Patent Rights" means all United States and foreign utility and design Patents, and published or unpublished regular patent and provisional applications (including without limitation any and all applications of addition, divisionals, continuations, continuations-in-part ("CIPs"), continuing prosecution applications ("CPAs"), reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention, and any license to practice any of the foregoing, including without limitation the Patents and patent applications listed on Exhibit 1.7.

               1.8    "Plasma Sources" [                               ].

               1.9 "Proprietary Rights" means Copyrights, Patent Rights, Technical Information and Trademarks.

               1.10 "Technical Information" means any and all ideas, inventions, disclosures, design rights, unpublished research and development information, manufacturing and operating information, know-how, trade secrets and technical data, software, process characterization data, and all documentation relating thereto in any form including drawings, source code, plans, bills of material, sources of information.

               1.11 "Trademarks" means the trademarks listed on the attached
Exhibit 1.11.

               1.12   "300 mm Alpha Process Module" [                   ].

        2.     LICENSE GRANT



                                       2.
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               2.1 LICENSED TECHNOLOGY. Subject to the terms and conditions of this Agreement, Trikon hereby grants to Lam and its Affiliated Entities (a) a non-exclusive, worldwide, perpetual (subject to Sections 2.3, Lam's payment of the amounts set forth in Sections 3.1.b and 3.1.c, and Section 13 below), fully paid license (the "License") to use, develop, distribute, reproduce, publish, display, perform, modify and transform the Licensed Technology solely in connection with the use and development of the Lam Licensed Products, and to make, have made, use, distribute, dispose of, offer to dispose of, sell, offer for sale, service, have serviced, repair, have repaired, have sold, import and have imported Lam Licensed Products, together with (b) the rights to sublicense others to use the Licensed Technology in connection with Lam Licensed Products and the Purchased Units (as such term is defined in Section 4 below).

               2.2 TRADEMARKS. Subject to the terms and conditions of this Agreement, Trikon hereby grants to Lam and its Affiliated Entities a nonexclusive, worldwide, perpetual (subject to Sections 2.3, Lam's payment of the amounts set forth in Sections 3.1.b and 3.1.c, and Section 13 below), fully paid license to use, at Lam's option, the Trademarks in connection with sale of Lam Licensed Products.

               2.3 TERM. unless terminated in accordance with Section 13 below, the term of this Agreement is from the Effective Date to the date of expiration of the last of the Patents to expire, or the date that the last of the Technical Information enters the public domain, whichever is later.

        3.  COMPENSATION

               3.1 CONSIDERATION. Lam shall pay Trikon non-refundable consideration in the total amount of U.S. $14,000,000.00 (the "License Fee") for all licenses and rights granted hereunder and U.S. $ 2,100,000.00 as full payment for the Purchased Unit (as defined in Section 4 below), exclusive of all sales and use taxes (which shall be the responsibility of Lam). Each portion of the License Fee shall be payable by wire transfer in immediately available funds. Lam shall pay the License Fee in non-refundable portions as follows:

                      a. U.S. $9,000,000.00 within two (2) business days of the Effective Date;

                      b. U.S. $3,000,000.00 on or before December 15, 1998; and

                      c. U.S. $2,000,000.00 on or before June 15, 1999.

               3.2    ROYALTIES.

                      a. Commencing on the date of first sale of a Lam Licensed Product by Lam, a Lam Affiliate or an authorized distributor of the Lam Licensed Product ("First Sale Date"),



                                       3.
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Lam shall pay Trikon a running royalty of U.S. [ ] per Plasma Source in a Lam
Licensed Product sold by Lam, a Lam Affiliate or an authorized distributor of the Lam Licensed Product.

                      b. During the period commencing on the First Sale Date and ending one year after the First Sale Date ("First Sale Year"), the maximum aggregate royalty payable to Trikon hereunder shall be U.S. $1,000,000.00. During the period commencing at the end of the First Sale Year, the maximum aggregate royalty payable to Trikon hereunder shall be U.S. $4,000,000.00 (exclusive of the U.S. $1,000,000.00 maximum aggregate royalty payment for the First Sale Year.

                      c. All royalties payable to Trikon hereunder shall be exclusive of all sales and use taxes or any other applicable charge (which shall be the responsibility of Lam). Commencing on the First Sale Date, Lam agrees to make quarterly written reports to Trikon within forty-five (45) days after the last day of each calendar quarter and, as of such dates, stating in each such report the number and description of each Lam Licensed Product sold during the preceding calendar quarter. Concurrently with the making of each such report, Lam shall pay to Trikon royalties in the amount specified in Sections 3.2.a of this Agreement on the Lam Licensed Products included therein.

                      d. Lam will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all royalties payable to Trikon hereunder. Such books and records will be kept at Lam's principal place of business for at least three (3) years following the end of the calendar month to which they pertain, and will be open for inspection by a representative of Trikon for the purpose of verifying Lam's royalty statements, or Lam's compliance in other respects with this Agreement, no more than once each calendar year at reasonable times mutually agreed by Trikon and Lam. The representative will be obliged to treat as confidential all relevant matters under a reasonable confidentially agreement. Such inspections shall be at the expense of Trikon, unless a variation or error exceeding ten percent (10%) of the amount paid for the period covered by the inspection is discovered in the course of any such inspection, whereupon all costs relating thereto shall be paid by Lam. Lam will promptly pay to Trikon the full amount of any underpayment.

               3.3 In the event License Fee payments or royalty payments are not received by Trikon within forty-five (45) days of the corresponding due date, Lam shall pay to Trikon interest and charges at one and one half percent (1.5%) or the maximum rate of interest allowed by law, whichever is lower on the corresponding amounts that are past due.

               3.4 CERTAIN DELIVERIES. Prior to or concurrently with the execution of this Agreement, Trikon is delivering to Lam evidence reasonably satisfactory to Lam that Trikon has obtained, if necessary, (a) all appropriate consents and waivers of lenders, other contract parties and governmental entities and (b) waivers of all contractual provisions that would restrict or prohibit enforceability of this Agreement or the Technology Transfer Agreement.




                                       4.
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        4.     PURCHASED UNIT

               4.1 On or before March 31, 1998, Lam shall purchase one Trikon MORI(TM)-based Pinnacle 8000R etch system with poly and oxide modules (the "Purchased Unit") as further identified in a Lam purchase order substantially in the mutually agreed to form attached hereto as Exhibit 4 (the "Purchase Order"), subject to the delivery and other terms and conditions specified in the Purchase Order. Payment to Trikon for the Purchased Unit shall be made by Lam within thirty (30) days of delivery of the Purchased Unit to Lam.

               4.2 Lam hereby represents to Trikon and its Affiliates that Lam has been provided the right to inspect the Purchased Unit at Trikon's facility in Chatsworth and that hereby accepts the Purchased Unit without the imposition of any further acceptance criteria.

        5.     TECHNOLOGY TRANSFER AGREEMENT

               Concurrently with their entering into this Agreement, the parties hereto will enter into a MORI(TM) Source Technology Transfer Agreement in the form attached hereto as Exhibit 5 (the "Technology Transfer Agreement"), and for the separate consideration of U.S. $1,000,000.00 (which amount the parties hereby acknowledge is not included in the License Fee), Trikon will effect transfer to Lam of Technical Information included in the Licensed Technology on the terms and conditions stated therein.

        6.     THIRD PARTY CLAIMS

               6.1    INDEMNITY.

               Trikon agrees to indemnify, defend and hold Lam and its Affiliates harmless from and against any and all liabilities, losses, costs, fines, demands, actions, claims, suits, proceedings, investigations, damages, judgments and settlements including without limitation reasonable attorneys' fees, resulting from or arising out of: (a) any infringement, misappropriation, or violation of any proprietary rights of a third party in connection with the exercise by Lam and/or its Affiliates of its rights hereunder in accordance with all terms and conditions of this Agreement, or (b) breach by Trikon of any of its obligations, covenants, representations or warranties set forth in this Agreement (collectively, "Trikon Related Claims").

               Notwithstanding the above, Trikon shall have no liability for any claim of infringement, misappropriation or violation of any proprietary right of a third party based on: (i) modification of the Licensed Technology by Lam if the infringement would have been avoided without such modification; or (ii) the combination or use of the Licensed Technology furnished herein with technology, information or materials not furnished by Trikon if such infringement would have been avoided by use of the Licensed Technology standing alone.



                                       5.
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               6.2    CONTROL.

               Trikon shall have sole control of the defense, litigation and, subject to the conditions set forth below, settlement of any Trikon Related Claim. Lam, at its option and expense, shall have the right to be represented by counsel of its choice and participate in the defense. In the event that any Trikon Related Claim of infringement, misappropriation or violation of any proprietary rights of a third party is substantiated, Trikon shall have the right, in its sole discretion and at its own expense, to either: (a) procure for Lam such fully paid rights as are coextensive with the rights granted Lam hereunder; or (b) replace or modify the Licensed Technology in a manner reasonably satisfactory to Lam to make it non-infringing without materially impairing performance of the Licensed Technology. Trikon agrees not to accept any settlement of any Claim, without notifying Lam in advance thereof and considering in good faith Lam's input regarding such settlement.

               6.3    COOPERATION.

                      a. In the event any third party Trikon Related Claim is made against Lam or its Affiliates within the scope of the indemnity set forth in Section 6.1.a, Lam shall (a) provide prompt written notice of such third party Trikon Related Claim to Trikon, (b) provide Trikon with such assistance as Trikon may reasonably request in connection with the defense and/or settlement of such third-party Trikon Related Claim, provided that all costs and expenses incurred by either party shall be borne by Trikon, and (c) promptly comply with all terms of any resolution or settlement of such third-party Trikon Related Claim at Trikon's expense.

                      b. In the event any third party Lam Related Claim is made against Trikon or its Affiliates within the scope of the indemnity set forth in
Section 6.1.b, Trikon shall (a) provide prompt written notice of such third party Lam Related Claim to Lam, (b) provide Lam with such assistance as Lam may reasonably request in connection with the defense and/or settlement of such third-party Lam Related Claim, provided that all costs and expenses incurred by either party shall be borne by Lam, and (c) promptly comply with all terms of any resolution or settlement of such third-party Lam Related Claim at Lam's expense.

        7.     TRIKON REPRESENTATIONS AND WARRANTIES

        Trikon represents and warrants to Lam and its Affiliates, based on its reasonable knowledge as follows:

               7.1 ORGANIZATION. Trikon: (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of California; and (b) has all necessary corporate power to own, license and transfer the Purchased Unit and the Licensed Technology without restriction or encumbrance, to carry on its business as now being conducted, and to enter into and deliver this Agreement, the Technology Transfer Agreement and the Purchase Order and to


                                       6.
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consummate the transactions contemplated by each of them.

               7.2 AUTHORITY. The execution and delivery of this Agreement, the Technology Transfer Agreement and the Purchase Order, and the performance of each of them by Trikon, have been duly authorized by all necessary corporate action on the part of Trikon. Each of this Agreement, the Technology Transfer Agreement and the Purchase Order constitutes a legal, valid and binding obligation of Trikon, enforceable against Trikon in accordance with its terms, subject as to enforcement: (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (b) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

               7.3 NO CONFLICTS. Neither the execution and delivery of this Agreement, the Technology Transfer Agreement or the Purchase Order, nor the performance of any of them by Trikon will: (a) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Trikon, any of its Affiliates, the Licensed Technology, the Purchased Unit, or the Trademarks; (b) conflict with, or result in, with or without the passage of time or the giving of notice, any breach of any of the terms, conditions and provisions of, or constitute a default under, or result in the creation of any lien, charge, easement, security interest, mortgage, conditional sale contract, equity, right of way, covenant, restriction, title defect, objection, claim or other encumbrances upon any of the Licensed Technology, Purchased Unit or Trademarks pursuant to, any indenture, mortgage, lease, agreement or other instrument to which Trikon or any of its Affiliates is a party or by which Trikon, any of its Affiliates, the Licensed Technology, Purchased Unit or Trademarks are bound; (c) permit the acceleration of the maturity of any indebtedness of Trikon or of any other person secured by the Licensed Technology, Purchased Unit or Trademarks; or (d) violate or conflict with any provision of Trikon's charter documents.

               7.4 CONSENTS. No consent, approval or waiver from any third party, and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority, is required to be obtained or made by Trikon or any of its Affiliates in order to permit the execution and delivery of this Agreement, the Technology Transfer Agreement, and the Purchase Order by Trikon, and the consummation of the transactions contemplated by each of them.

               7.5 LICENSED TECHNOLOGY. Trikon represents and warrants that: (a) the Licensed Technology includes all of its technology and Proprietary Rights relating to Plasma Sources, and no technology or Proprietary Rights relating to Plasma Sources are owned or otherwise held by any Affiliate of Trikon; (b) except as set forth on Exhibit 7.5 as to Improvements only, the Licensed Technology does not infringe upon or violate any Proprietary Rights of any other person; (c) except as set forth on Exhibit 7.5 as to Improvements only, no claim has been asserted by any other person that the use of the Licensed Technology constitutes an infringement or misappropriation of any Proprietary Rights of another or constitutes unfair competition; (d) Trikon is the true, lawful and legal and beneficial owner or authorized licensee of the Licensed Technology, free and clear of any



                                       7.

claims, liens or encumbrances and Trikon's ownership is more than a shop right;
(e) except as set forth on Exhibit 7.5 as to Improvements only, all Patents, Copyrights and Trademarks included in the Licensed Technology are valid and in full force and effect, and all maintenance and annuity fees have been fully paid and all fees paid during prosecution and after issuance of the Patents have been paid in the correct entity status amounts; (f) the License granted by Trikon does not and will not conflict with any rights granted to other persons or violate any previous agreement between Trikon or any of its Affiliates and any other person; (g) except as set forth on Exhibit 7.5 with respect to prosecution of Improvements only, no fraud or misrepresentation has been made by Trikon during the prosecution of the Patent Rights, Copyrights or Trademarks, or has been included in the documentation for or other disclosure of the Licensed Technology; and (h) Trikon has or can obtain all consents to exclusion of all inventors deleted from or not included in all applications of the Patent Rights.

               7.6 TRADEMARKS. Trikon represents and warrants that it is the true, lawful owner or authorized licensee of the Trademarks, and has the right to permit Lam to use such Trademarks as contemplated by this Agreement, in each case, free of infringement of or unfair competition with any trademark or service mark rights of any other person, and free of any other claims, liens or encumbrances.

               7.7 WARRANTY. Except as expressly and unequivocally set forth in this Section 7, Trikon makes no warranties, express or implied, regarding the Licensed Technology, the Proprietary Rights, the Purchased Unit or the Trademarks their performance, or the results which can be achieved with them. EXCEPT AS EXPRESSLY AND UNEQUIVOCALLY SET FORTH IN THIS SECTION 7, THE LICENSED TECHNOLOGY, THE PROPRIETARY RIGHTS, THE PURCHASED UNIT AND THE TRADEMARKS ARE LICENSED OR PROVIDED TO LAM, AS THE CASE MAY BE, ON AN "AS IS" BASIS AND TRIKON HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

        8.     LAM REPRESENTATIONS AND WARRANTIES

               Lam represents and warrants to Trikon and its Affiliates as follows:

               8.1 ORGANIZATION. Lam: (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware; and (b) has all necessary corporate power to enter into and deliver this Agreement, the Technology Transfer Agreement and the Purchase Order, and to consummate the transactions contemplated by each of them.

               8.2 AUTHORITY. The execution and delivery of this Agreement, the Technology Transfer Agreement and the Purchase Order, and the performance by Lam and its Affiliates of each of them, have been duly authorized by all necessary corporate action on the part of Lam and its Affiliates. Each of this Agreement, the Technology Transfer Agreement and the Purchase Order



                                       8.
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constitutes a legal, valid and binding obligation of Lam and its Affiliates, enforceable against Lam and each of its Affiliates in accordance with its terms, subject as to enforcement: (a) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights; and (b) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

               8.3 NO CONFLICTS. Neither the execution and delivery of this Agreement, the Technology Transfer Agreement or the Purchase Order, nor performance of any of them by Lam, will: (a) conflict with or result in any breach or violation of the terms of any decree, judgment, order, law or regulation of any court or other governmental body now in effect applicable to Lam or any of its Affiliates; or (b) violate or conflict with any provision of Lam's charter documents or of any agreement or instrument to which Lam or any of its Affiliates is a party.

               8.4 CONSENTS. No consent, approval or waiver from any third party, and no consent, approval or authorization of, or declaration, filing or registration with, any government or regulatory authority, is required to be made or obtained by Lam or any of its Affiliates in order to permit the execution, delivery or performance of this Agreement by Lam, or the consummation of the transactions contemplated by this Agreement.

        9.     COVENANTS OF TRIKON

               Trikon covenants and agrees with Lam as follows:

               9.1 NOTICE OF INFRINGEMENT. If, during the term of this Agreement, Trikon receives written notice expressly stating that a third party (a "Potential Infringer") has directly or contributorily infringed, has induced another to infringe, or has engaged in unfair competition with respect to, any of the Licensed Technology, Trikon shall promptly identify the affected aspect(s) or item(s) of the Licensed Technology and the Potential Infringer in a written notice to Lam. Trikon shall have the exclusive right to proceed with any action associated with such infringement or unfair competition.

               9.2 PATENT PROSECUTION AND MAINTENANCE FEES. To the extent it has not done so, Trikon through patent attorneys of its choosing and at its own expense and cost shall cause to be filed and/or prosecuted the patent applications listed in Exhibit 1.7, and all patent application(s), if any, relating to Improvements included in the Licensed Technology. Trikon shall exercise, in its sole discretion, all commercially reasonable efforts to cause all patent applications to be prosecuted. Trikon shall have no liability to Lam respecting the results of such prosecution. Trikon agrees, from time to time and on a reasonable and prompt basis, to inform Lam about the status of the prosecution of said patent applications. During the life of any patents, Trikon shall timely pay all applicable fees, including but not limited to issue and maintenance fees related to Patent Rights included in the Licensed Technology at the appropriate entity status rates.



                                       9.

               9.3 PROTECTION OF TRADEMARKS. Trikon shall take all reasonable steps to maintain, and shall take no steps that derogate from, the force or validity of, the Trademarks; shall pay such fees in a timely manner as are necessary to maintain the registrations of the Trademarks in all countries of such registration that Trikon deems, in its sole discretion, to be commercially reasonable; and shall have the exclusive right to institute and prosecute in its sole discretion with all reasonable effort actions against any suspected infringers or misusers of the Trademarks.

               9.4 REGISTERED USER AGREEMENTS. Trikon, at its sole election, may undertake recordation of a registered user agreement or trademark license with respect to Lam in any country where Lam uses the Trademarks and where such recordation is required or permitted.

        10.    COVENANTS OF LAM

               Lam covenants and agrees with Trikon as follows:

               10.1 TECHNOLOGY. Lam understands and agrees that, with the exception of the rights expressly licensed or otherwise granted under this Agreement, Lam shall not acquire any right, title, or interest in the Licensed Technology or the Trademarks, which right, title and interest is and shall remain with Trikon.

               10.2 TRADEMARKS. Lam is familiar with the quality standards of Trikon. If Lam uses any Trademarks, Lam shall use the Trademarks only in accordance with those same reasonable standards of quality currently used by Lam, which standards shall at least be equal to, but which shall not be required to exceed, the standards of quality currently used by Trikon. Trikon shall have the right once per year, upon reasonable advance written notice (at least 10 business days in advance), to receive from Lam a reasonably representative selection of specimens of Lam's use of the Trademarks, as may be reasonably necessary in order to confirm that such quality control standards are being observed. Lam hereby consents to being named as a registered user of the Trademarks where the recordation of a registered user agreement or trademark license is required or permitted, and Lam agrees to execute any documents reasonably necessary or desirable to enable and assist Trikon in the exclusive registration and protection of the Trademarks, all at no expense to Lam.

               10.3 PROPRIETARY NOTICES. Lam agrees to use reasonable efforts to ensure that each Lam Licensed Product, and all packaging and documentation used for or with their distribution, shall include reproductions of the patent and copyright notices and other proprietary legends of Trikon as Trikon may reasonably designates. Lam shall not remove, efface or obscure any patent or copyright notices or other proprietary notices or legends from any Trikon materials provided herein.

               10.4   CONFIDENTIALITY.



                                      10.

                      a. Lam and its Affiliates acknowledge and agree that the Licensed Technology and the Technical Information and any other proprietary technical, business or financial information (where such other information is marked as "proprietary" or "confidential") provided to Lam or any of its Affiliates by Trikon in connection with this Agreement (the "Confidential Information") constitutes the confidential and proprietary information of Trikon and that Lam and its Affiliates shall retain in strict confidence and shall only disclose same to parties who have a need to know or otherwise is necessary to carry out the purposes of this Agreement (as expressly and unequivocally authorized by this Agreement) without Trikon's express written consent. Lam agrees that prior to disclosing any Confidential Information to any of its Affiliates, Lam shall obtain from such Affiliate a signed confidentiality agreement containing provisions substantially similar to those contained in this
Section 10.4.

                      b. Notwithstanding the foregoing, Lam's and any of its Affiliates' confidentiality obligations hereunder shall not apply to information which:

                             (i) is already rightfully known to the receiving
party; or

                             (ii) becomes publicly available without fault of
the receiving party

                             (iii) is rightfully obtained by the receiving party
from a third party without restriction as to disclosure, or is approved for release by written authorization of the disclosing party; or

                             (iv) is shown by written record to be developed
independently by the receiving party without use of the other party's Confidential Information;

                             (v) is rightfully known or available to the
receiving party without restriction as to disclosure at the time of the receiving party's receipt of such information or;

                             (vi) is required to be disclosed by law.

                      c. Lam and its Affiliates acknowledge that any breach of any of the obligations with respect to confidentiality or use of Confidential Information hereunder is likely to cause or threaten irreparable harm to Trikon. The parties therefore agree that in the event of any such breach, Trikon shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as money damages.

                      d. The obligations of confidentiality and limitation on use set forth herein shall terminate three (3) years after disclosure of the relevant Confidential Information to Lam or its Affiliates.



                                      11.

               10.5 NOTICE OF INFRINGEMENT. If, during the term of this Agreement, Lam becomes reasonably aware of the fact that a "Potential Infringer" has directly or contributorily infringed, has induced another to infringe, or has engaged in unfair competition with respect to, any of the Licensed Technology, Lam shall promptly identify the affected aspect(s) or item(s) of the Licensed Technology, as the case may be, and the Potential Infringer in a written notice to Trikon.


        11.    LIMITATIONS OF LIABILITY; CERTAIN DISCLAIMERS

               11.1 IN NO EVENT SHALL TRIKON'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED THE AMOUNTS PAID TO TRIKON BY LAM PURSUANT TO THIS AGREEMENT. IN NO EVENT SHALL TRIKON HAVE ANY LIABILITY TO LAM OR ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS, EVEN IF TRIKON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

               11.2 CERTAIN DISCLAIMERS. Nothing in this Agreement shall (a) obligate Lam to use the Licensed Technology, or (b) to restrict or prohibit Lam from developing, making, using, marketing or otherwise distributing or promoting products and/or processes using, embodying, or competing with the Licensed Technology, provided that any use of the Licensed Technology by Lam, its Affiliates or its authorized sublicensees shall be subject to all terms and conditions of this Agreement. No rights are granted to Trikon by this Agreement in any Lam technology or in any Lam tangible, intangible or intellectual property, whether now in existence or hereafter conceived, developed, reduced to practice, discovered, owned, licensed, leased, sold and/or acquired by or for Lam relative to any products or property of Lam, regardless of nature or technical subject.

        12.    BANKRUPTCY

               All rights and licenses granted under or pursuant to this Agreement by each party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The parties agree that Lam shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Trikon agrees, during the term of this Agreement, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property, all to ISO 9000 et seq. and other applicable standards. Trikon further agrees that in the event of the commencement of a bankruptcy proceeding by or against it under the Bankruptcy Code, Lam shall be entitled to a complete duplicate of or complete, non-exclusive access to, as appropriate solely for the purposes contemplated by this Agreement and the Technology Transfer Agreement, any such



                                      12.

intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to Lam or made available to Lam for reproduction (i) upon such commencement of a bankruptcy proceeding upon written request therefor by Lam, unless Trikon elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Trikon upon written request therefor by Lam.

        13.    TERMINATION; RELEASE

               13.1 Lam may at its option terminate this Agreement at any time upon providing Trikon with thirty (30) days' prior written notice thereof, in which case the portion or portions, as the case may be, of the License Fee set forth in Section 3.1 that is not yet due for payment to Trikon as of the termination date shall not be payable to Trikon.

               13.2 Upon expiration or termination of this Agreement for any reason, Lam shall, within thirty (30) days of such termination, return to Trikon all information associated with the Licensed Technology (other than the 300 mm Alpha Process Module) and all Technical Information in its possession or in the possession of any of its Affiliates, and all copies of associated technical materials and marketing materials and the like.

               13.3 The provisions of Sections 1, 6, 10.1, 10.4, 11, 12, 13.2,
13.3, 14 and 15 shall survive the termination or expiration of this Agreement for any reason.

        14.    NO PUBLICITY

               Except as required by court order, each party agrees not to disclose the existence or terms of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. The non-disclosing party agrees to review any disclosure proposed by the disclosing party on a prompt basis, provided the non-disclosing party is given at least two business days' advance written notice.

        15.    MISCELLANEOUS

               15.1 GOVERNING LAW; VENUE; DISPUTE RESOLUTION. This Agreement shall be governed by the laws of the State of California and of the United States of America without reference to principles of conflicts of laws thereof and without regard to the UN Convention on the International Sale of Goods. For the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Agreement and the transactions contemplated herein, each of the parties hereby agree to jurisdiction and venue in the Superior Court of Santa Clara County, California, or the District Court for the Northern District of California, as the case may be. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and reasonable attorneys' fees.



                                      13.

               15.2 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               15.3 HEADINGS. The headings of the Sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

               15.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice). Any such notice shall be effective upon receipt, if personally delivered, or on the next business day following transmittal if sent by facsimile. Notices shall be delivered as follows:

        To Lam:               Lam Research Corporation
                              4650 Cushing Parkway
                              Fremont, California 94538
                              Attention:  Vice President, Etch Products Group

        with a copy to:       Lam Research Corporation
                              4650 Cushing Parkway
                              Fremont, California 94538
                              Attention:  Office of the General Counsel

        To Trikon:            Trikon Technologies, Inc.
                              Ringland Way
                              Newport, Gwent NP6 2TA
                              United Kingdom
                              Attention:  Nigel Wheeler

        with a copy to:       Brobeck, Phleger & Harrison LLP
                              One Market
                              Spear Street Tower
                              San Francisco, CA 94105
                              Attention: Michael J. Kennedy, Esq.

               15.5 AMENDMENT OF AGREEMENT. Any provision of this Agreement may be amended only by a written instrument signed by Trikon and Lam.



                                      14.

               15.6 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against either party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

               15.7 ENTIRE AGREEMENT. This Agreement, together with its Exhibits, constitute the entire agreement between Trikon and Lam regarding the subject matter hereof, and supersedes any and all prior negotiations, correspondence, understandings and agreements regarding such subject matter.

               15.8 IMPORT/EXPORT. Each party shall comply with all applicable import and export control laws and regulations.

               15.9 TAXES. Lam will not withhold taxes for the transactions contemplated hereunder except as required by law.

               15.10 FORCE MAJEURE. Either party to this Agreement shall be excused from any delay or failure in performance hereunder, except the payment amounts due hereunder, caused by reason of occurrence or contingency beyond its reasonable control, including without limitation acts of God, earthquake, labor disputes and strikes, riots, war or governmental requirements.

               15.11 FURTHER ASSURANCES. Each party agrees to cooperate with the other in executing, delivering, and filing such further documentation and taking any such other further actions as may be necessary or appropriate to effectuate the transfer of rights granted in this Agreement, or to evidence the satisfaction or accuracy of any condition, representation or warranty of this Agreement.

               15.12 INDEPENDENT CONTRACTORS. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between Trikon and Lam. Each party shall be responsible for wages, hours, and condition of employment of its personnel during the term of and under this Agreement. Nothing herein shall be construed as implying that employees of either party are employees of the other party.





                                      15.

        IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Agreement as of the Effective Date.



Lam Research Corporation                   Trikon Technologies, Inc.


By:                                        By:
   --------------------------------            --------------------------------
Name: James Bagley                         Name:  Nigel Wheeler

Title: Chief Executive Officer             Title: Chief Operating Officer



                                      16.